As filed with the Securities and Exchange Commission on March 8, 2010 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MELLANOX TECHNOLOGIES, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	98-0233400 (IRS Employer Identification Number)
Mellanox Technologies, Ltd.
Hermon Building, Yokneam, Israel 20692
(Address of Principal Executive Offices including Zip Code)

Mellanox Technologies, Ltd. Global Share Incentive Plan (2006)
Mellanox Technologies, Ltd. Employee Share Purchase Plan
(Full Title of the Plan)

Copy to:
Michael Gray Chief Financial Officer Mellanox Technologies, Inc. 350 Oakmead Parkway, Suite 100 Sunnyvale, California 94085 (408) 970-3400	Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to be	to be	Price Per	Offering	Registration
Registered (1)	Registered (2)	Share	Price	Fee
Ordinary Shares, nominal value NIS 0.0175 per share, to be issued under the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (the “2006 Plan”)	685,714 shares (3)	$19.26 (4)	$13,206,851.64	$941.65
Ordinary Shares, nominal value NIS 0.0175 per share, to be issued under the Mellanox Technologies, Ltd. Employee Share Purchase Plan (the “Purchase Plan”)	171,428 (5)	$19.26 (6)	$3,301,703.28	$235.41

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	This Registration Statement shall also cover any additional ordinary shares which become issuable under the 2006 Plan and the Purchase Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of the Registrant.

(3)	Represents 685,714 additional shares reserved for issuance under the 2006 Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act for the 685,714 shares registered hereunder (based on the average of the high ($19.50) and low ($19.01) prices for the Registrant’s Ordinary Shares reported by the Nasdaq Global Select Market on March 1, 2010.

(5)	Represents 171,428 additional shares reserved for issuance under the Purchase Plan.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act for the 171,428 shares registered hereunder (based on the average of the high ($19.50) and low ($19.01) prices for the Registrant’s Ordinary Shares reported by the Nasdaq Global Select Market on March 1, 2010).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission.
PART II
Item 3. Incorporation of Documents by Reference
     The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated herein by reference
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 filed March 5, 2010, including all material incorporated by reference therein;

(b)	The Registrant’s Current Reports on Form 8-K filed January 8, 2010 and February 12, 2010, including all material incorporated by reference therein; and

(c)	The description of the Registrant’s Ordinary Shares contained in the Registration Statement on Form 8-A (File No. 001-33299) filed February 6, 2007 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provision. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Partners of Yigal Arnon & Co. hold an aggregate of 4,322 shares of the Registrant’s ordinary shares. Ben, Pl
Item 6. Indemnification of Directors and Officers
     We indemnify our office holders for certain liabilities. The Israeli Companies Law, 1999, or the Companies Law, allows us to indemnify or insure our office holders against the following liabilities incurred for acts performed as an office holder:
•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care to the company or to a third party; and
•	a financial liability imposed on or incurred by the office holder in favor of a third party.

     We cannot, however, indemnify or insure our office holders against any of the following:
•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine levied against the office holder.
     An Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. The company may, however, approve an office holder’s act performed in breach of the duty of loyalty, provided that the office holder acted in good faith, the act or its approval does not harm the company and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care, but only if a provision authorizing such exculpation is inserted in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.
     Pursuant to the Companies Law, we may indemnify an office holder only for judgments, settlements or arbitrators’ awards approved by a court that were rendered in connection with events that the board of directors deemed foreseeable based on the company’s actual activities at the time of the approval by the board of the indemnification, provided that the indemnification is limited to an amount or criteria determined by the board of directors as reasonable under the circumstances and that the indemnification undertaking states the foreseeable activities and the amount or criteria. In addition, we may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding and (ii) either (A) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or (B) if the financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or in which the office holder was convicted of an offense that does not require proof of criminal intent.
     Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.
     Our amended and restated articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by law up to certain maximum amounts. This indemnification is limited to events determined as foreseeable by our board of directors based on the company’s activities, and to an amount or criteria determined by the board of directors as reasonable under the circumstances, and the insurance is subject to our discretion depending on its availability, effectiveness and cost.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description
4.1	Mellanox Technologies, Ltd. Employee Share Purchase Plan (filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-137659) filed on December 7, 2006 and incorporated herein by reference)

4.2	Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-137659) filed on November 14, 2006 and incorporated herein by reference)

4.3	Mellanox Technologies, Ltd. Amended and Restated Articles of Association (as amended May 18, 2008) (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 12, 2009 and incorporated herein by reference)

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Yigal Arnon & Co. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
(a)
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California, on March 4, 2010.

MELLANOX TECHNOLOGIES, LTD.
By:	/s/ Eyal Waldman
Eyal Waldman, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Eyal Waldman and Michael Gray, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Eyal Waldman Eyal Waldman	President, Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2010
/s/ Michael Gray Michael Gray	Chief Financial Officer (Principal Financial and Accounting Officer) Authorized Representative in the United States	March 4, 2010

/s/ Glenda Dorchak Glenda Dorchak	Director	March 4, 2010

/s/ Irwin Federman Irwin Federman	Director	March 4, 2010

/s/ Amal Johnson Amal Johnson	Director	March 4, 2010

/s/ Tom Riordan Tom Riordan	Director	March 4, 2010

/s/ Thomas Weatherford Thomas Weatherford	Director	March 4, 2010

Index to Exhibits

Exhibit
Number	Description
4.1	Mellanox Technologies, Ltd. Employee Share Purchase Plan (filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-137659) filed on December 7, 2006 and incorporated herein by reference)

4.2	Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-137659) filed on November 14, 2006 and incorporated herein by reference)

4.3	Mellanox Technologies, Ltd. Amended and Restated Articles of Association (as amended May 18, 2008) (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 12, 2009 and incorporated herein by reference).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Yigal Arnon & Co. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)